INVESTMENT ADVISORY CONTRACT
THIS INVESTMENT ADVISORY CONTRACT (“Contract”) is made and entered into by and between PERMANENT PORTFOLIO FAMILY OF FUNDS, INC. (“Fund”), a Maryland corporation, and PACIFIC HEIGHTS ASSET MANAGEMENT, LLC (“Adviser”), a California limited liability company, with reference to the following facts:
WHEREAS, the Fund, through its shareholders and Board of Directors, including those directors who are not interested persons of the Fund or the Adviser as defined in the Investment Company Act of 1940, as amended (“1940 Act”), and the Adviser, through its members and managers, have determined that it would be in the best interests of each of the respective entities to enter into and adopt this Contract.
NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the parties agree as follows:
I.    INVESTMENT MANAGEMENT AND OTHER SERVICES
(1)    The Fund hereby retains the Adviser, and the Adviser hereby agrees, for the duration of this Contract and under the terms and conditions hereinafter set forth, subject at all times to the direction and oversight of the Fund’s Board of Directors: (i) to furnish each series of the Fund listed on Exhibit A attached hereto (each a “Portfolio”) with a continuous investment program, including investment research, advice and management, with respect to all securities, other investments and cash or cash equivalents in each Portfolio, including determination and implementation from time to time regarding the securities and other investments that will be purchased, retained, sold or exchanged by each Portfolio; (ii) to furnish the Fund all administrative, accounting, clerical, statistical, correspondence and other services required in connection with the administration of the affairs of the Fund and its Portfolios; (iii) to furnish or pay for all supplies, printed material, office equipment, furniture and office space as the Fund may require; and (iv) to pay or reimburse such expenses of the Fund and its Portfolios as may be specified in Section III hereof.  The Adviser agrees to maintain an adequate organization of competent persons to provide the services and perform the functions described herein.  All of the foregoing services and materials shall be furnished at the expense of the Adviser, except as qualified by Section III hereof.
(2)    The Adviser covenants and agrees that the investment program that it furnishes to each Portfolio will be in accordance with the investment objectives, policies, restrictions and strategies of that Portfolio as disclosed to the Adviser from time to time by the Fund.
(3)    The Adviser shall exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Portfolios’ portfolio securities and investments, subject to such direction as the Fund’s Board of Directors may provide, and shall perform such other functions of investment management as may be directed by the Fund’s Board of Directors.  The Adviser is expressly authorized to execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the Fund and its Portfolios.

(4)    The Fund agrees that it will furnish to the Adviser any and all information that the Adviser requests with respect to the acquisition and disposition of securities and other assets by the Portfolios, and in all detail required by the Adviser.  The Fund further agrees to furnish to the Adviser any information that the Adviser may request with respect to funds available or to become available for investment in a Portfolio and generally as to the condition of the Fund’s affairs.
(5)    The Adviser will place orders pursuant to its investment determinations for the Portfolios either directly with the issuer or with any broker or dealer.  Subject to applicable law, the Adviser may effect securities transactions that cause a Portfolio to pay a commission which is in excess of the amount of commission another broker or dealer would have charged if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer.
(6)    The Adviser will maintain or oversee maintenance of all books and records with respect to the Portfolios’ securities transactions and the keeping of the Fund’s books of account in accordance with applicable law.  The Adviser agrees that all records it maintains for the Fund are the property of the Fund, shall be surrendered promptly to the Fund upon the Fund’s request (provided that the Adviser may retain copies thereof for its records) and shall be preserved in accordance with applicable law.  The Adviser will furnish the Fund’s Board of Directors with such periodic and special reports and information as the Board of Directors may request.
(7)    Additional Portfolios may be added to those covered by this Contract from time to time by the parties executing a new Exhibit A, which shall become effective upon its execution and shall supersede any Exhibit A having an earlier date.
(8)    In providing services under this Contract, the Adviser shall comply with the directions set from time to time by the Fund’s Board of Directors as well as the provisions of the Fund’s organizational documents, the 1940 Act, the Securities Act of 1933, as amended, and the Internal Revenue Code of 1986, as amended.
(9)    It is understood and agreed that in furnishing the Fund with investment management and other services as provided herein, neither the Adviser nor any member, manager, employee or agent thereof shall be held liable to the Fund or its creditors, any Portfolio, or shareholders for errors of judgment, mistakes of law or any acts or omissions by it, except those involving willful misfeasance, bad faith, gross negligence or reckless disregard of the Adviser’s obligations and duties under the terms of this Contract.  It is further understood and agreed that the Adviser shall not be accountable for any loss suffered by a Portfolio arising out of any investment made for the Portfolio by the Adviser, its members, managers, employees or agents, or for any act or omission in the execution of portfolio transactions for the Fund, made in accordance with the preceding sentence.
II.    COMPENSATION TO ADVISER
(1)    The Fund covenants and agrees to pay to the Adviser and the Adviser covenants and agrees to accept from the Fund, in full payment for all investment management and other services furnished, for the use of all facilities, materials and equipment and for all expenses paid or reimbursed by the Adviser hereunder, fees for each calendar year at the annual rates as a percentage of average daily net assets for each Portfolio set forth below that Portfolio’s name on Exhibit A attached hereto, as it may be amended from time to time by agreement of the parties, to be computed for each day of each such year on the basis of net assets as of the close of business on the next preceding full business day (“Advisory Fee”).
(2)    In the case of the suspension of the computation of net asset value, the Advisory Fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed.  As used herein, “net assets” as of the close of a full business day shall reflect all transactions in shares of the Fund recorded on the books of the Fund for that day.
(3)    The Advisory Fee shall be paid on a monthly basis.  Accrual of the Advisory Fee shall commence as to any Portfolio of the Fund as of the effective date of this Contract as to that Portfolio, and in the event of the termination of this Contract as to any Portfolio or the Fund as a whole, the Advisory Fee accrued shall be prorated on the basis of the number of days that this Contract is in effect during the month with respect to which such payment is made.
(4)    The Advisory Fee shall be paid in cash by the Fund to the Adviser within five (5) business days after the last day of each month.  The Advisory Fee attributable to a Portfolio shall be satisfied from the assets of that Portfolio and not any other Portfolio.
III.    ALLOCATION OF EXPENSES
The Adviser agrees to pay, causes to be paid or reimburses each Portfolio for all of the Portfolio’s ordinary operating expenses during the period of this Contract except:
(a)    The Advisory Fees payable to the Adviser for its services under this Contract.
(b)    All fees, costs, expenses and allowances payable to any person, firm or corporation in relation to the Portfolio’s investments, including interest on borrowings.
(c)    All taxes of any kind payable by the Portfolio.
(d)    All brokerage commissions and other charges in the purchase and sale of the Portfolio’s assets.
(e)    All fees and expenses of directors of the Fund, including fees and disbursements to counsel to those directors who are not interested persons of the Fund or the Adviser.
(f)     Payments pursuant to any plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.
(g)    All extraordinary fees, costs and expenses of the Fund or any Portfolio, including any fees, costs and expenses associated with litigation, governmental investigations or administrative proceedings, including the costs of any settlements.

IV.    MISCELLANEOUS
(1)    The Adviser shall be deemed to be an independent contractor.
(2)    A “full business day” shall be defined as a day with respect to which the New York Stock Exchange is open for business, and with respect to which the actual time of closing of such Exchange is that time which shall have been scheduled for such closing in advance of the opening of such Exchange.  The “close of business” shall be defined as the time of closing of the New York Stock Exchange.
(3)    The Fund recognizes that the Adviser may in the future render investment management, advisory and other services to other clients, which may or may not, have investment policies and investments similar to those of the Portfolios.  The Adviser and or one or more of its members, managers, employees or agents may manage its own investments and those of its subsidiaries and affiliates, if any.  The Adviser and or one or more of its members, managers, employees or agents shall be free to render such investment management, advisory and other services and the Fund hereby consents thereto.
(4)    Neither this Contract, nor any transaction executed pursuant hereto, shall be invalidated or in any way affected by the fact that directors, officers, employees, agents or shareholders of the Fund are or may be interested in the Adviser, or any successor or assignee thereof, as members, managers, employees, agents or otherwise; that members, managers, employees and or agents of the Adviser are or may be interested in the Fund as directors, officers, employees, agents, shareholders or otherwise; or that the Adviser, or any successor or assignee thereof, is or may be interested in the Fund as a shareholder or otherwise; provided however, that neither the Adviser nor any of its members, managers, employees or agents, nor any director, officer, employee or agent of the Fund shall sell to or buy from the Fund, any property or security other than shares issued by the Fund, except in accordance with an applicable statute, regulation, exemption or order of the United States Securities and Exchange Commission.
(5)    Any notice under this Contract shall be given in writing and shall be addressed, delivered or mailed postpaid, to the party to this Contract entitled to receive such notice, at each party’s principal place of business in San Francisco, California, or to such other address as either party may designate in writing mailed to the other.
(6)    The Adviser agrees that no member, manager, employee or agent of the Adviser will act for, or on behalf of, the Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:
(a)    Members, managers, employees or agents of the Adviser from having a financial interest in the Fund or in the Adviser.
(b)    The purchase of securities or other assets for a Portfolio, or the sale of securities or other assets owned by a Portfolio, through a securities broker or dealer, one or more of whose shareholders, partners, directors, officers, agents or employees is a member, manager, employee or agent of the Adviser, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

(7)    The Adviser agrees that, except as herein otherwise expressly provided, neither it nor any of its members, managers, employees or agents shall, at any time during the period of this Contract, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by the Fund) or other assets by or for a Portfolio.
(8)    The Fund’s Board of Directors may adopt such provisions and obtain such insurance as they deem to be in the best interests of the Fund to indemnify and hold harmless the directors, officers and employees of the Fund and the members, managers and employees of the Adviser against liability for their acts or omissions on behalf of the Fund, except those acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of their obligations or duties to the Fund.
(9)    The Adviser has the right to copy and use for any purpose whatsoever, all mailing or shareholder lists generated during its term as, or in the course of its services as, investment adviser to the Fund.  The Fund may not otherwise disclose such lists, except as it may be required to do so by law.
(10)   If any provision of this Contract shall be held or made invalid, illegal or unenforceable by any judicial decision, statute, rule or otherwise, the remaining provisions of this Contract shall not be affected thereby and shall remain in full force and effect as if the invalid, illegal or unenforceable provision had not been included herein.
(11)   This Contract shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware conflict of laws principles).  Any action, suit or other proceeding arising out of or relating to this Contract or any action taken or omitted hereunder shall be brought exclusively in the Court of Chancery of the State of Delaware to the extent there is subject matter jurisdiction in such court for the claims asserted or, if not, then in the Superior Court of the State of Delaware, and each party hereby irrevocably consents to the jurisdiction of such courts (and the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any claim of forum non conveniens and any objections as to laying of venue,
(12)   None of the provisions of this Contract are intended to, or will, confer a benefit on or be enforceable by any third parties.
(13)   Each party acknowledges and agrees that the obligations of the Fund under this Contract shall be limited in all cases to the Fund and its assets, and, if any liabilities hereunder relate to one or more Portfolios, such obligations shall be limited to the respective assets of the Portfolio(s).
(14)   The Adviser represents and warrants and the Fund acknowledges that The Permanent Portfolio Family of Funds®, Permanent Portfolio®, A Fund For All Seasons® and The Permanent Portfolio Family of Funds logo are trademarks of the Adviser and that the Fund is being granted a limited license to use The Permanent Portfolio Family of Funds®, Permanent Portfolio®, A Fund For All Seasons® and The Permanent Portfolio Family of Funds logo only while this Contract is in effect.

V.    RENEWAL AND TERMINATION
(1)    This Contract shall continue in effect for two (2) years upon execution, and shall continue from year to year thereafter, unless and until terminated by either party as hereinafter provided, except that such continuance thereafter shall be specifically approved as to any Portfolio of the Fund at least annually: (i) by the Board of Directors of the Fund or by a vote of the majority of the outstanding voting shares of that Portfolio; and (ii) by the vote of a majority of the directors who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  As used in this paragraph, the term “interested person” shall have the same meaning as set forth in the 1940 Act.
(2)    This Contract may be terminated with respect to any Portfolio, by either the Fund or the Adviser, at any time by giving the other party sixty (60) days’ previous written notice of such intention to terminate; provided that any such termination shall be made without the payment of any penalty, and provided further that such termination may be effected on behalf of any Portfolio of the Fund, either by the Fund’s Board of Directors or by a vote of the majority of the outstanding voting shares of that Portfolio.
(3)    The term “the majority of the outstanding voting shares” of a Portfolio for the purposes of this Contract shall be the vote at a shareholders’ annual meeting, or a special meeting duly called for that purpose, of sixty-seven percent (67%) or more of the shares of such Portfolio present at such meeting if the holders of more than fifty percent (50%) of such outstanding voting shares are present or represented by proxy at the meeting, or more than fifty percent (50%) of such outstanding shares, whichever is less.  During such times as the Fund issues shares of two or more Portfolios, such matters shall be deemed to be effectively acted upon with respect to any Portfolio if a majority of the outstanding voting shares of that Portfolio votes for the approval of such matter, notwithstanding: (a) that such matter has not been approved by the holders of a majority of the outstanding voting shares of any other Portfolio affected by such matter; and (b) that such matter has not been approved by the vote of a majority of the outstanding voting shares of the Fund.
(4)    This Contract shall terminate in the event of its assignment, the term “assignment” for this purpose having the same meaning as set forth in the 1940 Act.
(5)    The undersigned officer of the Fund has executed this Contract not individually, but as an officer, and the obligations of this Contract are not binding upon any director, officer or shareholder of the Fund individually.
This Contract shall become effective as to a Portfolio upon its approval by the majority of the outstanding voting shares of that Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Contract on January 21, 2016.

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

By:	/s/ Michael J. Cuggino
Michael J. Cuggino, President

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

By:	/s/ Michael J. Cuggino
Michael J. Cuggino, Manager

EXHIBIT A

PERMANENT PORTFOLIO
1.1875% of the first $200 million of the Portfolio’s average daily net assets; .8750% of the next $200 million of the Portfolio’s average daily net assets; .8125% of the next $200 million of the Portfolio’s average daily net assets; and .7500% of the Portfolio’s average daily net assets in excess of $600 million.
SHORT-TERM TREASURY PORTFOLIO
1.1875% of the first $200 million of the Portfolio’s average daily net assets; .8750% of the next $200 million of the Portfolio’s average daily net assets; .8125% of the next $200 million of the Portfolio’s average daily net assets; and .7500% of the Portfolio’s average daily net assets in excess of $600 million.
VERSATILE BOND PORTFOLIO
1.1875% of the first $200 million of the Portfolio’s average daily net assets; .8750% of the next $200 million of the Portfolio’s average daily net assets; .8125% of the next $200 million of the Portfolio’s average daily net assets; and .7500% of the Portfolio’s average daily net assets in excess of $600 million.
AGGRESSIVE GROWTH PORTFOLIO
1.1875% of the first $200 million of the Portfolio’s average daily net assets; .8750% of the next $200 million of the Portfolio’s average daily net assets; .8125% of the next $200 million of the Portfolio’s average daily net assets; and .7500% of the Portfolio’s average daily net assets in excess of $600 million.

Dated: January 21, 2016

PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.

By  /s/ Michael J. Cuggino
    Michael J. Cuggino, President

PACIFIC HEIGHTS ASSET MANAGEMENT, LLC

By  /s/ Michael J. Cuggino
    Michael J. Cuggino, Manager